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Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLARUS THERAPEUTICS, INC.

        Clarus Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1.     The name of the corporation is Clarus Therapeutics, Inc., which is the name under which said corporation was originally incorporated.

        2.     The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 4, 2003 (the "Original Certificate"). The Original Certificate was amended and restated in its entirety on February 13, 2004 (the "First Amended and Restated Certificate"). The First Amended and Restated Certificate was amended on March 21, 2006 and was amended and restated in its entirety on September 29, 2006 (the "Second Amended and Restated Certificate"). The Second Amended and Restated Certificate was amended and restated in its entirety on September 24, 2007 (the "Third Amended and Restated Certificate"). The Third Amended and Restated Certificate was amended and restated in its entirety on November 7, 2007 (the "Fourth Amended and Restated Certificate"). The Fourth Amended and Restated Certificate was amended on May 6, 2008 and January 31, 2011.

        3.     This Fifth Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") restates, integrates, amends and supersedes the provisions of the Fourth Amended and Restated Certificate, as amended, and was duly adopted by the written consent of the Board of Directors and the stockholders of Clarus Therapeutics, Inc., in accordance with the applicable provisions of Sections 141(f), 242, 245 and 228 of the Delaware General Corporation Law.

        4.     The text of the Fourth Amended and Restated Certificate is hereby restated and amended to read in its entirety as follows:

ARTICLE I

        The name of the corporation (the "Corporation") is: Clarus Therapeutics, Inc.

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV

CAPITAL STOCK

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty-two million five thousand three hundred eighty-one (82,005,381) shares, consisting of (a) sixty million (60,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and (b) twenty-two million five thousand three hundred eighty-one (22,005,381) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). Of the shares of Preferred Stock, 2,500,000 shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), 5,066,637 shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred

Stock"), 9,438,744 shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock" and together with the Series A Preferred Stock and the Series B Preferred Stock, the "Designated Preferred Stock") and 5,000,000 shares shall be designated as undesignated preferred stock (the "Undesignated Preferred Stock"). The Series A Preferred Stock and the Series B Preferred Stock are referred to herein as the "Junior Preferred Stock."

        The number of authorized shares of the class of Common Stock and Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the Designated Preferred and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

        The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

        Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate of Incorporation (or in any certificate of designations of any series of Undesignated Preferred Stock):

        (a)   the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the "Directors") and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate of Incorporation (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

        (b)   dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

        (c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. DESIGNATED PREFERRED STOCK

        The designations and the powers, preferences and rights of, and the qualifications, limitations and restrictions of the Designated Preferred are as follows:

1.
Dividends.

        (a)   The holders of Designated Preferred Stock shall be entitled to receive dividends at the rate of 8% of the Base Amount (as adjusted from time to time as provided below) for each 12-month period (or portion thereof) ending December 31, calculated on the basis of a year of 360 days comprised of twelve 30-day months. The "Base Amount" in respect of each class of Designated Preferred Stock shall initially be the Original Issuance Price of such class of Designated Preferred Stock, in each case, subject to adjustment for any stock split, dividends, combinations, recapitalizations and the like with respect to such shares of Designated Preferred Stock. In the event that the full amount of a dividend in respect of any share of Designated Preferred Stock is not paid during any such 12-month period or portion thereof, the Base Amount shall be increased by the amount of the dividend not paid, effective as of the immediately succeeding January 1. Dividends on a share of Designated Preferred Stock shall be cumulative, and shall be payable (i) when and as declared by the Board, (ii) if unpaid, upon the conversion of such share into Common Stock, (iii) if unpaid, upon a Liquidation (as hereinafter defined) or (iv) if unpaid, upon the redemption of such share, whichever shall be the first to occur. Dividends on the Designated Preferred Stock shall be payable in cash. In any conversion of a share or shares of Designated Preferred Stock, at the election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of such converted series of Designated Preferred Stock, voting together as a separate class, all accrued and unpaid dividends in respect of each such share being converted shall be paid in cash in lieu of receiving shares of Common Stock (at the Conversion Price at which such share shall convert into Common Stock) as otherwise provided in Section 5 below. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or in property, or make any distribution on the Junior Preferred Stock or Common Stock until all dividends accrued and unpaid on the Series C Preferred Stock shall have been paid. If the assets of the Corporation shall be insufficient to pay the holders of Series C Preferred Stock the full accrued and unpaid dividends to which they shall be entitled, the holders of Series C Preferred Stock shall share in any such payment of dividends on a pro rata basis in accordance with the total dividends that each such holder would have received had there been such sufficient assets. So long as any shares of Junior Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or in property, or make any distribution on the Common Stock until all dividends accrued and unpaid on the Junior Preferred Stock shall have been paid. After the payment of all accrued and unpaid dividends on the Series C Preferred Stock, if the assets of the Corporation shall be insufficient to pay the holders of Junior Preferred Stock the full accrued and unpaid dividends to which they shall be entitled, the holders of Junior Preferred Stock shall share in any such payment of dividends on a pro rata basis in accordance with the total dividends that each such holder would have received had there been such sufficient assets. After payment of all dividends owing to holders of Designated Preferred Stock, such holders shall share ratably (on an as converted basis) in any dividends thereafter paid on the Common Stock.

        (b)   In the event the Corporation shall fail to pay in full all accrued dividends on all shares of Designated Preferred Stock, then the Corporation shall not thereafter declare or pay or set apart for payment any dividend or other distribution upon shares of Common Stock, or any other stock ranking on a parity with or junior to the Designated Preferred Stock as to dividends. The provisions of this Section 1(b) shall not apply to a dividend payable solely in Common Stock, to which the provisions of Section 5(e)(iii) hereof are applicable.

2.
Liquidation.

        Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation:

        (a)   First, the holders of Series C Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series C Preferred Stock, an amount equal to the Liquidation Amount (as hereinafter defined) of such share before any distribution shall be made to the holders of Series B Preferred Stock and Series A Preferred Stock (including before any distribution to the holders of Series B Preferred Stock and Series A Preferred Stock pursuant to paragraphs (b) and (c) of this Section), Common Stock or any other class of capital stock of the Corporation ranking junior to the Series C Preferred Stock.

        (b)   Second, the holders of Series B Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series B Preferred Stock, an amount equal to the Liquidation Amount of such share before any distribution shall be made to the holders of the Series A Preferred Stock (including after any distribution to the holders of Series C Preferred Stock pursuant to paragraph (a) of this Section and before any distribution to the holders of Series A Preferred Stock pursuant to paragraph (c) of this Section), Common Stock or any other class of capital stock of the Corporation ranking junior to the Series B Preferred Stock.

        (c)   Third, the holders of Series A Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders (including after any distribution to the holders of Series C Preferred Stock and Series B Preferred Stock pursuant to paragraphs (a) and (b) of this Section), with respect to each share of Series A Preferred Stock, an amount equal to the Liquidation Amount of such share before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock.

        (d)   And Fourth, after the payment of the full Liquidation Amount to the holders of Designated Preferred Stock, the holders of the Designated Preferred Stock shall share ratably (on an as converted basis) with the holders of Common Stock in all remaining assets (if any) of the Corporation available for distribution to its stockholders.

        If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series C Preferred Stock the full Liquidation Amount to which they shall be entitled, the holders of Series C Preferred Stock shall share in any distribution of assets in accordance with such full Liquidation Amount (pro rata in accordance with the total Liquidation Amount that each such holder would have received had there been such sufficient assets).

        If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be sufficient to pay the holders of Series C Preferred Stock the full Liquidation Amount to which they shall be entitled, but shall be insufficient to pay the holders of Series B Preferred Stock the full Liquidation Amount to which they shall be entitled, the holders of Series B Preferred Stock shall share in any distribution of assets in accordance with such full Liquidation Amount (pro rata in accordance with the total Liquidation Amount that each such holder would have received had there been such sufficient assets).

        If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be sufficient to pay the holders of Series C Preferred Stock and Series B Preferred Stock the full Liquidation Amounts to which they shall be entitled, but shall be insufficient to pay the holders of Series A Preferred Stock the full Liquidation Amount to which they shall be entitled, the holders of Series A Preferred Stock shall share in any distribution of assets in accordance with such full Liquidation Amount (pro rata in accordance with the total Liquidation Amount that each such holder would have received had there been such sufficient assets).

        In any Liquidation that is a Change of Control of the Corporation or an Asset Sale, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made, provided that in the event that the consideration is shares of stock that are listed or quoted on a national securities exchange, then the value of such shares shall be the closing price for such shares on such exchange on the day immediately prior to such Liquidation.

3.
Redemption.

        (a)   The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock, voting together as a separate class, may require the Corporation to redeem all outstanding shares of Series C Preferred Stock, out of funds legally available therefor, upon the earlier of (i) the fifth anniversary of the Original Issuance Date (as hereinafter defined), in which case such shares of Series C Preferred Stock shall be redeemed by the Corporation in three equal annual installments (it being understood that dividends which have been declared by the Board shall continue to accrue on such shares until such time as they are so redeemed by the Corporation and that no right of such holder with respect to any such shares not yet redeemed during such period shall be affected by such shares being subject to such redemption), and (ii) the occurrence of any Redemption Event (as hereinafter defined). At least 20 days but not more than 60 days prior to each Redemption Event, the Corporation shall provide written notice of such Redemption Event (a "Mandatory Redemption Notice") to each holder of Series C Preferred Stock and the date on which such Event is scheduled to occur. The Corporation shall effect such redemption commencing on such fifth anniversary (as set forth above in this Section 3(a)) or, if applicable, immediately following the consummation of such Redemption Event. If the assets of the Corporation available for redemption of Series C Preferred Stock shall be insufficient to permit the payment of the full price required to be paid under this Section 3, then the holders of Series C Preferred Stock shall share ratably in any such redemption based on the respective number of shares of Series C Preferred Stock that such holders own. In the event of a Redemption Event during the three year redemption period under Section 3(a)(i) above, then the Corporation shall deliver a Mandatory Redemption Notice to each holder of Series C Preferred Stock as set forth above, and such holders shall be entitled to elect to have its then outstanding shares of Series C Preferred Stock immediately redeemed in connection with such Redemption Event. Notwithstanding the foregoing, each holder of Series C Preferred Stock may elect not to have its shares of Series C Preferred Stock redeemed under this Section 3 by notifying the Corporation of such election at any point after receipt of any Mandatory Redemption Notice and prior to the Redemption Event immediately following such Mandatory Redemption Notice.

        (b)   Following the date on which all shares of Series C Preferred Stock have been either converted to Common Stock or redeemed pursuant to Section 3(a) above (a "Series C Redemption Date"), each holder of shares of Junior Preferred Stock shall have the right to require the Corporation to redeem all such shares, out of funds legally available therefor, upon the earlier of (i) the later of the Series C Redemption Date and the fifth anniversary of the Original Issuance Date (such later date, the "Junior Redemption Date"), in which case such shares of Junior Preferred Stock shall be redeemed by the Corporation in three equal annual installments (it being understood that dividends which have been declared by the Board shall continue to accrue on such shares until such time as they are so redeemed by the Corporation and that no right of such holder with respect to any such shares not yet redeemed during such period shall be affected by such shares being subject to such redemption), and (ii) the occurrence of any Redemption Event (as hereinafter defined). At least 20 days but not more than 60 days prior to each Redemption Event, the Corporation shall provide written notice of such Redemption Event (a "Junior Mandatory Redemption Notice") to each holder of Junior Preferred Stock and the date on which such Redemption Event is scheduled to occur. Each holder of Junior Preferred Stock may elect to have its shares of Junior Preferred Stock redeemed under this Section 3 by notifying the Corporation of such election no later than 30 prior to the Junior Redemption Date or, if applicable, 15 days after receipt of any Junior Mandatory Redemption Notice (provided that a holder's failure to provide any such notice shall not relieve the Corporation of its obligations hereunder). The Corporation shall effect such redemption commencing on such Junior Redemption Date or, if applicable, immediately following the consummation of such Redemption Event. If the assets of the Corporation available for redemption of Junior Preferred Stock shall be insufficient to permit the payment of the full price required to be paid under this Section 3, then the holders of Junior Preferred Stock shall share ratably in any such redemption based on the respective number of shares that such holders own. Notwithstanding anything contained herein to the contrary, no shares of Junior Preferred Stock shall be redeemed prior to the Series C Redemption Date. In the event of a Redemption Event during the three year redemption period under 3(b)(i) above, then the Corporation shall deliver a

Mandatory Redemption Notice to each holder of Junior Preferred Stock as set forth above, and such holders shall be entitled to elect to have its then outstanding shares of Junior Preferred Stock immediately redeemed in connection with such Redemption Event.

        (c)   The price (the "Redemption Price") at which each share of Designated Preferred Stock is to be redeemed by the Corporation pursuant to this Section 3 shall be equal to the Liquidation Amount of such share on the date of such redemption. On and after any date that the Corporation is required to redeem shares of Designated Preferred Stock pursuant to this Section 3 (unless default shall be made by the Corporation in the payment of the Redemption Price, in which event all such rights shall be exercisable until such default is cured), all rights in respect of the shares of Designated Preferred Stock to be redeemed, except the right to receive the Redemption Price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation. The conversion of any shares of Designated Preferred Stock into Common Stock shall have no effect on the Redemption Price payable in connection with the redemption of the shares of Designated Preferred Stock not so converted.

        (d)   Any communication or notice relating to redemption given pursuant to this Section 3 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Designated Preferred Stock, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal, or registered office, as the case may be. At any time on or after the date on which shares of Designated Preferred Stock shall be redeemed as provided in this Section 3, the holders of record of the shares of Designated Preferred Stock being so redeemed shall be entitled to receive the Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing such shares to be redeemed.

4.
Voting Rights.

        (a)   In addition to the rights provided by law or in the by-laws of the Corporation (the "By-laws"), each share of Designated Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Designated Preferred Stock is then convertible pursuant to Section 5 at the record date for the determination of stockholders entitled to vote or, if no record date is established, at the date such vote is taken. The holders of Designated Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

        (b)   In addition to the other rights specified in this Section 4, as long as least 943,875 shares of Series C Preferred Stock remain outstanding, the holders of at least 66 2/3% of the shares of Series C Preferred Stock outstanding, voting separately as one class, shall at all times have the special and exclusive right to elect four Directors to the Board (the "Series C Directors"). In any election of Directors by the Series C Preferred Stock pursuant to this Section 4(b), each holder of Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock held. A vacancy in the directorship to be elected by the holders of Series C Preferred Stock pursuant to this Section 4(b) may be filled only by vote or written consent in lieu of a meeting of the holders at least 66 2/3% of the shares of Series C Preferred Stock outstanding. The Corporation shall take all actions necessary to effectuate the terms and provisions of this Section 4(b).

        (c)   As long as at least 606,061 of the shares of Series C Preferred Stock remain outstanding, without the affirmative consent or approval of the holders of at least 66 2/3% of the shares of Series C Preferred Stock then outstanding, the Corporation shall not in any manner (whether by merger, recapitalization or otherwise) approve, authorize or effect:

          (i)    the creation, authorization, reclassification, designation, issuance or sale of any existing or new class or series of capital stock (including any shares of treasury stock and including but not limited to and new class or series of capital stock with rights, preferences or privileges senior to the Series C Preferred Stock) of the Corporation or any of its subsidiaries or rights, options, warrants or other securities convertible into or exercisable or exchangeable for any such capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security of, or has any other equity feature relating to, the Corporation or any of its subsidiaries or any security that is a combination of debt and equity of the Corporation or any of its subsidiaries (in each case, other than as contemplated by the Securities Purchase Agreement, the Stockholders Agreement, the Equity Incentive Plan and the Outstanding Convertible Notes);

          (ii)   any alteration or change of the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Designated Preferred Stock;

          (iii)  any reclassification of the shares of any class or series of capital stock of the Corporation or any of its subsidiaries;

          (iv)  any amendment, alteration or repeal (by merger, consolidation, operation of law or otherwise) of any of the provisions of (A) this Certificate of Incorporation or (B) the By-laws of the Corporation;

          (v)   any increase or decrease in the authorized number of shares of Common Stock or Designated Preferred Stock;

          (vi)  any increase or decrease in the authorized number of members of the Company's Board; or

          (vii) any agreement, promise, commitment or undertaking to do any of the foregoing.

        (d)   After such time as there have been issued at least 6,060,606 shares of Series C Preferred Stock and until such time as less than 606,061 of the shares of Series C Preferred Stock are no longer outstanding, without the affirmative consent or approval of the holders of at least two-thirds of the shares of Series C Preferred Stock then outstanding, the Corporation shall not in any manner (whether by merger, recapitalization or otherwise) approve, authorize or effect:

          (i)    any sale or license of all or substantially all of the material intellectual property or material products or technologies of the Corporation to a third party;

          (ii)   establishment of any subsidiary entity or joint venture in which the Corporation owns or controls more than 50% of the equity securities;

          (iii)  any material change the nature of the business of the Corporation;

          (iv)  any acquisition in any transaction or series of transactions of securities issued by any entity for a purchase price in excess of $200,000;

          (v)   commencing or settling any material litigation involving the Corporation;

          (vi)  any Liquidation or any recapitalization or reorganization of the Corporation or any of its subsidiaries;

          (vii) any Redemption Event or any offering (public or otherwise) of any securities by the Corporation or any of its subsidiaries (other than as contemplated by the Equity Incentive Plan);

          (viii)  any redemption, repurchase or other acquisition of shares of capital stock of the Corporation or any of its subsidiaries, except for any such repurchase or acquisition of capital stock (A) from Directors, officers, employees, advisors, consultants, agents, vendors and partners of the Corporation or any of its subsidiaries, in each case, on terms approved by the Board including at least three of the Series C Directors, or (B) upon exercise by the Corporation of a right of first refusal upon a proposed transfer of such shares;

          (ix)  any sale, conveyance, mortgage, pledge or lease of all or substantially all of the assets of any subsidiary of the Corporation;

          (x)   any incurrence of any indebtedness for borrowed funds in an amount greater than $200,000, in the aggregate;

          (xi)  the payment of any dividend or other distribution upon shares of capital stock of the Corporation or any of its subsidiaries other than the Series C Preferred Stock;

          (xii) the establishment or amendment (including an amendment increasing the number of shares reserved for issuance under) of any stock option or incentive plan or stock issuance plan (or any other plan or agreement pursuant to which securities of the Corporation or any of its subsidiaries may be issued) for the benefit of Directors, officers, employees, advisors, consultants, agents, vendors or partners of the Corporation or any its subsidiaries that is not approved by the Board including at least three of the Series C Directors;

          (xiii)  or any agreement, promise, commitment or undertaking to do any of the foregoing.

5.
Conversion.

        (a)   Upon the terms set forth in this Section 5, each holder of each share of Designated Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert such share into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the Liquidation Amount by (B) the applicable Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificate representing such share. The conversion price (the "Conversion Price") per share at which shares of Common Stock shall be issuable upon conversion of shares of Series C Preferred Stock shall be $1.5015 and for shares of Junior Preferred Stock shall be $1.82 each as adjusted pursuant to Section 5(e) below. The holder of any shares of Designated Preferred Stock may exercise the conversion right pursuant to this Section 5(a) by delivering to the Corporation each certificate representing the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with each relevant address) in which the certificate or certificates for the shares of Common Stock are to be issued. The conversion shall be deemed to have been effected on the date (the "Conversion Date"), as applicable, (i) when such delivery is made, (ii) of the consummation of a Qualified Public Offering, as provided below, or (iii) of the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock, as provided below.

        (b)   In accordance with the terms set forth in this Section 5, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock, each share of Designated Preferred Stock shall automatically be converted to that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the Liquidation Amount for the share being converted by (B) the applicable Conversion Price, as last adjusted and then in effect.

        (c)   As promptly as practicable after the conversion of any shares of Designated Preferred Stock into Common Stock under Section 5(a) or 5(b) above, the Corporation shall issue and deliver to or upon the written order of the holder such shares, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 5(d) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Designated Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Designated Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Designated Preferred Stock representing the unconverted portion of the certificate so surrendered.

        (d)   Unless otherwise required by the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock, voting separately as a single class, no fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Designated Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Designated Preferred Stock shall be computed on the basis of the aggregate number of shares of such Designated Preferred Stock to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any such shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

        (e)   The Conversion Price shall be subject to adjustment from time to time as follows:

          (i)    If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the applicable Conversion Price for such Designated Preferred Stock in effect immediately prior to the issuance of such Common Stock, then the Conversion Price, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing:

            (A)  an amount equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

            (B)  an amount equal to the sum of (x) the total number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance, and (y) the total number of shares of Common Stock issued (or deemed to have been issued as provided herein) in connection with such issuance.

          (ii)   For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

            (A)  In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

            (B)  In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board, irrespective of any accounting treatment.

            (C)  For the purpose of the adjustment required under this Section 5(e), if the Corporation issues or sells (x) Designated Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, additional shares of Common Stock other than Excluded Securities (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights or options for the purchase of additional shares of Common Stock or Convertible Securities and if the effective price of such additional shares of Common Stock is less than the applicable Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of additional shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

              (1)   in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

              (2)   in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

              (3)   If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the then-effective Conversion Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the then-effective Conversion Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

            (D)  No further adjustment of the applicable Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of additional shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only additional shares of Common Stock so issued were the additional shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such additional shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Designated Preferred Stock.

          (iii)  If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Designated Preferred Stock shall be increased in proportion to such increase in outstanding shares.

          (iv)  If, at any time after the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Designated Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

          (v)   In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Designated Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Designated Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

          (vi)  No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 0.1% in such Conversion Price; provided, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 5(e)(i) through 5(e)(v) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

          (vii) In any case in which the provisions of this Section 5(e) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Designated Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 5(d) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

        (f)    Whenever the Conversion Price shall be adjusted as provided in Section 5(e)(iv), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Designated Preferred Stock affected by the adjustment at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 5(e)(ix) below.

        (g)   If the Corporation shall propose to take any action of the types described in clauses (iii), (iv) or (v) of Section 5(e), the Corporation shall give notice to each holder of shares of Designated Preferred Stock, in the manner set forth in Section 5(e)(vii) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Designated Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

        (h)   The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Designated Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Designated Preferred Stock.

        (i)    Without duplication of any other adjustment provided for in this Section 5, at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of

Common Stock, provision shall be made so that each holder of Designated Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Designated Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 5 with respect to the rights of such holder of Designated Preferred Stock.

        (j)    The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Designated Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Designated Preferred Stock so converted were registered, as appropriate.

6.
No Reissuance.    No shares of Designated Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

7.
Definitions.

        In addition to the terms defined elsewhere in this Certificate of Incorporation, as used herein, the following terms shall have the following respective meanings:

        (a)   "Board" shall mean the Board of Directors of the Corporation.

        (b)   "Change of Control of the Corporation" shall mean any transaction or any event, or related series of transactions or events (including, without limitation, any merger, consolidation or reorganization) occurring after the Original Issuance Date, as a result of which (i) any one or more persons or entities acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) 50% or more of any class of stock of the Corporation outstanding at the time having power ordinarily to vote for Directors of the Corporation or (ii) the control of more than 50% of the number of shares of Common Stock outstanding on the Original Issuance Date has been transferred (including transfers by and among such the holders thereof on such date) since the Original Issuance Date in the aggregate. For purpose of this paragraph (b), "Common Stock" shall include shares of Common Stock issuable upon exercise of warrants, options and other rights to acquire Common Stock outstanding on the Original Issuance Date (including the Designated Preferred Stock), whether or not at the time exercised or exercisable.

        (c)   "Equity Incentive Plan" means the Clarus Therapeutics, Inc. 2004 Stock Incentive Plan, as may be amended from time to time on terms approved by the Corporation's Board of Directors and Stockholders in accordance with this Certificate of Incorporation.

        (d)   "Excluded Stock" means: (i) up to 441,389 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc.) of Common Stock issuable upon exercise of stock options, or the grant of shares of restricted stock, granted to Directors (or persons in similar positions), officers, advisors, employees and independent consultants of the Corporation or its subsidiaries pursuant to and in accordance with a stock option or incentive plan duly authorized by the Board or the appropriate committee thereof, including any additional shares of Common Stock as may be issued by virtue of antidilution provisions, if any, applicable to such options or restricted stock, as the case may be; (ii) shares of Common Stock issued upon conversion of shares of Preferred Stock, including any additional shares of Common Stock as may be issued by virtue of antidilution provisions, if any, applicable to such shares; (iii) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of capital stock of the Corporation; (iv) Common Stock issued upon exercise of options or warrants exercisable therefor that are outstanding as of the filing date of this Certificate of Incorporation; (v) Common Stock issued in connection with an acquisition or strategic vendor, leasing or lending arrangement with the Corporation, as authorized by the Board including at least three of the four Series C Directors; (vi) Common Stock issued upon the conversion of Outstanding Convertible Notes, (vii) Common Stock issued pursuant to a Qualified Public Offering; and (viii) shares of Series C Preferred Stock issued under the terms of that certain Series C Preferred Stock Purchase Agreement, dated as of November 7, 2007, by and between the Corporation and the Purchasers named therein, as amended from time to time.

        (e)   "Liquidation" means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (ii) any Change of Control of the Corporation or (iii) any sale, conveyance, mortgage, pledge, license or lease of all or substantially all of the assets of the Corporation (an "Asset Sale").

        (f)    "Liquidation Amount" means, as to each share of Designated Preferred Stock, the Original Issuance Price, plus all accrued and unpaid dividends thereon through the date of payment of such amount to the holder thereof.

        (g)   "Outstanding Convertible Notes" shall mean (a) an aggregate of $420,000 of principal amount unsecured convertible promissory notes issued by the Company to Thomas, McNerney & Partners, L.P., TMP Nominee, LLC and TMP Associates, L.P. between June 20, 2007 and September 27, 2007, plus accrued and unpaid interest thereunder and (b) an aggregate amount of $200,500 of principal amount unsecured convertible promissory notes that contemplate, in the aggregate, the issuance of up to 200,500 shares of Series B Preferred Stock upon conversion of such notes which will be issued pursuant to those certain letter agreements by and between the Corporation and each of Robert E. Dudley, Ph.D., Sandra M. Faulkner and Steven A. Bourne dated June 28, 2007 in respect of deferred salary.

        (h)   "Original Issuance Date" shall mean the date of original issuance of the first share of Series C Preferred Stock.

        (i)    "Original Issuance Price" shall mean, with respect to the Series C Preferred Stock, $0.825 per share, and with respect to the Junior Preferred Stock, $1.00 per share.

        (j)    "Qualified Public Offering" shall mean an underwritten public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, involving aggregate net proceeds to the Corporation of at least $30,000,000.

        (k)   "Redemption Event" shall mean the breach by the Corporation of any material term of this Certificate of Incorporation or any material provision of the Securities Purchase Agreement or the Stockholders Agreement or the Corporation's Registration Rights Agreement, dated as of the Original Issuance Date, as amended from time to time.

        (l)    "Securities Purchase Agreement" shall mean the Corporation's Series C Preferred Stock Securities Purchase Agreement, dated as of the Original Issuance Date, as amended from time to time.

        (m)  "Stockholders Agreement" shall mean the Corporation's Stockholders Agreement, dated as of the Original Issuance Date, as amended from time to time.

C. UNDESIGNATED PREFERRED STOCK

        The Board or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

        1.    Action without Meeting.    Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

        2.    Special Meetings.    Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

        1.    General.    The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

        2.    Election of Directors.    Election of Directors need not be by written ballot unless the By-laws shall so provide.

        3.    Number of Directors; Term of Office.    The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Robert E. Dudley and James E. Thomas; the initial Class II Directors of the Corporation shall be Alex Zisson and David E. Riggs; and the initial Class III Directors of the Corporation shall be Bruce C. Robertson, Richard A. King and Michael Wasserman. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2012, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2013 and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2014. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

        Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any certificate of designations applicable to such series.

        4.    Vacancies.    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

        5.    Removal.    Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

        A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

        1.    Amendment by Directors.    Except as otherwise provided by law, the By-laws may be amended or repealed by the Board by the affirmative vote of a majority of the Directors then in office.

        2.    Amendment by Stockholders.    The By-laws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate of Incorporation, and in addition to any other vote of holders of capital stock that is required by this Certificate of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate of Incorporation.

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        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by its duly authorized officer this         day of                         , 2011.

CLARUS THERAPEUTICS, INC.
By:
Name: Robert E. Dudley Title: President and CEO

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  Exhibit 3.1